EXHIBIT 10.46
August 27, 2020

Mr. John Standley

Dear John,
We are pleased to offer you the position of EVP and President, Walgreen Co., reporting to Alex Gourlay, Co-COO and hope you will find your employment with Walgreens both challenging and rewarding. We look forward to you joining our team. The terms of this offer are subject to the final approval of the Compensation and Leadership Performance Committee of the Board of Directors of WBA. Below are the terms of your offer:
Base Salary. Your salary will be at the annualized rate of $950,000, less all applicable tax withholdings and benefit deductions - paid monthly in accordance with our salaried employee payroll cycle.
Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the Walgreens Boots Alliance, Inc. (WBA) corporate bonus program, which is based on the Company's fiscal year running from September 1 through August 31. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 100% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation and Leadership Performance Committee of the WBA Board of Directors.
Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2013 Omnibus Incentive Plan. You will be eligible for market competitive award levels granted at the discretion of the Compensation and Leadership Performance Committee of the WBA Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $4,000,000 annually. You will receive your first awards on the next annual grant date following your hire date, subject to approval by the Compensation and Leadership Performance Committee of the WBA Board of Directors. As shown below, the current allocation among the three types of awards is roughly 25% in stock options, 25% in restricted stock units and 50% in performance shares. In making award decisions each year, this Committee considers target award levels, budget levels, relative individual performance, and other factors.
Stock Options: Stock options are currently awarded annually. Stock options provide you with the right to purchase shares at a future vesting date at a set exercise price. The exercise price is the closing price of WBA stock on the date of grant. Subject to continued employment, stock options vest 1/3 per year over a three-year period and then you have up to 10 years from the date of grant to choose to exercise the right to purchase the shares. Stock options currently make up 25% of your total annual target award value described above.
Restricted Stock Units: Restricted stock units (RSUs) are also awarded annually. RSUs provide you with units of stock that are converted to shares at vesting and appreciate in value as the stock price increases. Subject to continued employment, 1/3 of the award vests each year for three years after the grant date, and the vested RSUs are settled in shares of WBA stock. RSUs currently make up 25% of your total annual target award value described above.
Performance Shares: Performance shares are stock awards that are contingent upon the performance of the Company. You are awarded a number of "contingent shares" on the date of grant, and then a percentage of these contingent shares are earned and settled in shares of WBA stock at the end of a three-year period, based on the performance of the Company over that period, and subject to your continued employment. Performance shares currently make up 50% of your total target award value described above.
The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.
Other Employee Benefits. See the attached "Overview of Management Benefits," briefly describing the Walgreens employee benefits that are applicable.
Relocation. You will be eligible for relocation benefits in accordance with Company policy for management employees . To align with the 15-month period described below under ''Termination of Employment for Good Reason," and due to COVID-19 circumstances, the standard deadline for you to initiate relocation benefits is extended from 12 months following your start date to 18 months following your start date. Also, as part of this policy, you will be required to sign an agreement spelling out the circumstances under which you would be required to repay certain relocation benefits (i.e., upon termination of employment prior to the 24-month anniversary of your hire date). For the avoidance of doubt, this confirms that such repayment obligation would only apply upon your voluntary termination of employment (not for "good reason" to the extent applicable as described below) or involuntary termination of employment for "cause" - using the definitions of cause and good reason in the WBA Executive Severance and Change in Control Plan, as modified below in the case of the cause definition.
Other Compensation. In consideration for your overall benefit package with your prior employer, you will receive the following sign-on incentives:
•Special Restricted Stock Unit ("RSU") Award: A one-time award of RSUs equal in economic value to $1,500,000. This special award will be granted on the first day of the quarter on or next following your date of hire and will vest 1/3 on each of the first, second and third anniversaries of the date of grant. This award will be subject to the terms and conditions of the WBA 2013 Omnibus Incentive Plan and the applicable award agreement.

•Special Retention RSU Award: A one-time award of RSUs equal in economic value to $500,000. This special award will be granted on the first day of the quarter on or next following your date of hire and will vest on the one-year anniversary of the date of grant. The award will be subject to the terms and conditions of the WBA 2013 Omnibus Incentive Plan and the applicable award agreement.
Termination of Employment for "Cause." Currently, termination of employment for "cause" is a relevant provision in the WBA 2013 Omnibus Incentive Plan (and award agreements issued thereunder), as well the WBA Executive Severance and Change in Control Plan. Per your request, this confirms that, in applying those and any other Company definitions of cause to you in any applicable contexts (including the relocation repayment context described above), the following shall apply:
•Any references to "dishonesty" as a stand-alone basis for termination for cause shall be revised to refer to "fraud"; and
•The requirements of Company notice and affording you a reasonable opportunity to cure or correct the situation in question shall apply not only to the component of the cause definition addressing job performance, but also to any other components where the actions or omissions in question are reasonably capable of being cured or corrected in an expedient and effective manner.
Termination of Employment for "Good Reason." Under the WBA Executive Severance and Change in Control Plan, good reason termination rights apply only following a change in control of WBA (all as defined in that Plan). As a further accommodation to you for accepting this offer of employment, for the 15-month period following your start date listed below, such good reason termination rights shall also apply to you for purposes of this Plan and the relocation repayment topic noted above (but not any other Company benefits or awards) outside the context of a change in control. To provide for this good reason termination right, the following modifications of this Plan would be applied in your case during the 15-month period following your start date:
•The definition of "Involuntary Termination" in Section 2.22 shall be applied by deleting the words "During the Post-Change Period" from the second sentence thereof and by adding the parenthetical "(other than for Good Reason)" after the words "voluntarily resigns."
•The definition of "Good Reason" in Section 2.20 shall be applied by deleting the references to "during the Post-Change Period" from the introductory sentence.
•Section 4.01(a)(iii) shall be applied by adding the following phrase at the end of the first sentence thereof: "; provided, however, that any reduction in the Participant's Base Salary or Target Annual Incentive that would qualify as Good Reason shall be disregarded for this purpose."

•Section 4.02 shall be applied by changing the phrase "whether or not for Good Reason" to "without Good Reason."
Non-Compete. As a condition to this offer of employment, and in consideration of your employment with the Company and certain compensation and benefits provided hereunder, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment. This is a standard agreement, with certain terms tailored to your area and position. A copy of this Agreement can be provided in advance upon request. A similar agreement may also be included as part of stock option award agreements.
Your start date will be August 31, 2020. On your first day, please bring proof of your identity and eligibility for employment, a list of acceptable documents is enclosed.
Our offer of employment will remain open for seven days from the date of this letter, and is contingent on your passing a pre-employment applicant background check and a pre employment drug screen under our Drug Free Work Place Policy. It is our policy that the pre employment drug screen test be completed within 48 hours of receiving this offer packet. You can find your nearest drug testing location by calling 1-800-877-7484 or at questdiaqnostics com. Enclosed are the "Forensic Drug Testing Custody and Control Form" and the "Drug Test Consent/Release Form". Please complete and return the consent/release form with the offer letter. Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.
If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for Walgreens. Failure to comply can result in the rescission of this offer or termination of employment.
You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at the Company is at will, for no definite term, and is subject to Company policies, which can be changed from time to time. Understanding the Company's right to make changes to Company plans and policies at any time, any waiver, amendment, termination or other change in any of following customized terms of this offer letter requires the written approval of both you and the Company: relocation extension and repayment requirements, modifications to cause definition and temporarily expanded good reason rights.

If you have any questions please call me at 847-315-3070.

Sincerely,

/s/ Kathleen Wilson-Thompson

Kathleen Wilson-Thompson
EVP, Global Chief Human Resources Officer
Walgreens Boots Alliance

Enclosures
cc: Alex Gourlay

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

/s/ John Standley	Date: August 28, 2020
John Standley